Exhibit 99.1

MFA
FINANCIAL, INC.

350 Park Avenue-
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 2, 2018		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces Second Quarter 2018 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 and other highlights:

•                  MFA generated second quarter GAAP net income of $66.6 million, or $0.17 per common share.  As of June 30, 2018, book value per common share was $7.54.

•                  Asset acquisitions exceeded run-off during the quarter.  MFA purchased or committed to purchase in excess of $1.1 billion of residential mortgage assets in the second quarter, including $898 million of residential whole loans.

•                  Recent growth in MFA’s residential whole loan portfolio has been largely through purchases of newly originated performing whole loans, including Non-QM loans, rehabilitation or “fix and flip” loans and single family rental loans.

•                  Net Income was $0.03 per common share lower than the first quarter of 2018, primarily due to:

•                  Lower income from residential whole loans held at fair value. While this portfolio continues to perform well and again delivered mark to market gains, they were less than in the prior quarter;

•                  Net interest income was lower as early quarter asset sales and run-off was not fully re-invested until later in the quarter, with closing of certain purchases of higher yielding loans held at carrying value, as well as a RPL/NPL MBS acquisition pending settlement at quarter-end; and

•                  Operating and other expenses this quarter were impacted by the timing of recognition of expenses associated with certain share-based compensation awards.

•                  On July 31, 2018, MFA paid its second quarter 2018 dividend of $0.20 per share of common stock to shareholders of record as of June 29, 2018.

Craig Knutson, MFA’s CEO and President, said, “In the second quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus primarily on residential whole loans.  We again grew our portfolio this quarter, as acquisitions exceeded run-off and sales. To date in 2018, and particularly in the second quarter, much of the growth in the residential whole loan portfolio has been through purchases of newly originated performing whole loans, including Non-QM loans, fix and flip loans and single family rental loans.  We are pleased to have gained traction on these new acquisition efforts, which involve relationships cultivated over the past year or more.  Through our willingness and ability to explore and enter into various arrangements, including flow agreements, strategic alliances and also minority equity investments, we have been able to partner with originators to source attractive new investments, while enabling them to grow with support from MFA as a reliable provider of capital.

“MFA remains well-positioned to generate attractive returns despite higher funding cost due to Fed Funds increases and continued elevated asset prices.  Through our asset selection and hedging strategy, the estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remains relatively low and measured 1.19 at quarter-end.  MFA’s book value per common share decreased slightly to $7.54 from $7.62 as of March 31, 2018, due primarily to dividend distributions exceeding GAAP earnings by $0.03. Leverage, which reflects the ratio of our financing obligations to equity, was 2.3:1 at quarter-end.”

Mr. Knutson added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, the performance of our credit sensitive residential whole loan portfolio benefits from this fundamental strength.  MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.  Additionally, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the second quarter of 2018, we reduced our credit reserve on this portfolio by $8.0 million and these assets generated a yield of 9.89% for the quarter.”

During the second quarter MFA purchased or committed to purchase more than $1.1 billion of residential mortgage assets, including $898 million of residential whole loans.  This acquisition activity exceeded portfolio run-off and sales by almost $150 million.

At June 30, 2018, our investments in residential whole loans totaled $3.4 billion.  Of this amount, $1.9 billion is recorded at carrying value and generated a yield of 5.84% (5.60% net of servicing costs) during the quarter, and $1.5 billion is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $32.4 million, primarily reflecting coupon interest payments and other cash received during the quarter and changes in the fair value of the underlying loans.

MFA’s Legacy Non-Agency MBS had a face amount of $2.5 billion with an amortized cost of $1.8 billion and a net purchase discount of $754.0 million at June 30, 2018.  This discount consists of a $553.6 million credit reserve and other-than-temporary impairments and a $200.4 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS have underlying mortgage loans that are on average approximately twelve years seasoned and approximately 11.6% are currently 60 or more days delinquent.

As of June 30, 2018, the Agency MBS portfolio totaled $2.4 billion, had an amortized cost basis of 103.9% of par and generated a 2.03% yield in the second quarter.  During the quarter we sold $75.3 million of lower yielding 15-Year Fixed Rate Agency MBS, realizing $3.8 million in losses.  The Legacy Non-Agency MBS portfolio had an amortized cost of 70.0% of par as of June 30, 2018, and generated a loss-adjusted yield of 9.89% in the second quarter.  At the end of the second quarter, MFA held approximately $907.9 million of RPL/NPL MBS.  These securities had an amortized cost of 99.80% of par and generated a 4.52% yield for the quarter.  Our investments in CRT securities totaled $572.0 million at June 30, 2018, and generated a yield of 6.34% in the second quarter.  Pricing this quarter of CRT securities was again relatively stable.  During the quarter we opportunistically sold $104.0 million of CRT securities, realizing gains of $11.2 million.

For the three months ended June 30, 2018, MFA’s costs for compensation and benefits and other general and administrative expenses were $12.6 million, or an annualized 1.57% of stockholders’ equity as of June 30, 2018.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Second Quarter 2018 Average CPR	First Quarter 2018 Average CPR
Agency MBS	16.2%	12.7%
Legacy Non-Agency MBS	15.8%	14.9%
RPL/NPL MBS (1)	20.4%	14.0%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  RPL/NPL MBS are securitized financial instruments that are primarily backed by securitized re-performing and non-performing loans.  The majority of these securities are structured such that the coupon increases up to 300 basis points at 36 months from issuance or sooner.

As of June 30, 2018, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 2.07% and a floating receive rate of 2.08% on notional balances totaling $2.6 billion, with an average maturity of 22 months.

The following table presents MFA’s asset allocation as of June 30, 2018, and the second quarter 2018 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At June 30, 2018	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	MSR Related Assets	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$2,363	$2,335	$908	$572	$381	$1,906	$1,503	$315	$10,283
Less Payable for Unsettled Purchases	—	—	(61)	—	—	(473)	(34)	—	(568)
Less Repurchase Agreements	(2,112)	(1,585)	(499)	(410)	(297)	(318)	(671)	—	(5,892)
Less Securitized Debt	—	—	—	—	—	(167)	(352)	—	(519)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$251	$750	$348	$162	$84	$948	$446	$218	$3,207
Debt/Net Equity Ratio (3)	8.4	x	2.1	x	1.6	x	2.5	x	3.5	x	1.0	x	2.4	x	2.3	x

For the Quarter Ended June 30, 2018
Yield on Average Interest Earning Assets (4)	2.03%	9.89%	4.52%	6.34%	6.88%	5.84%	N/A	—%	5.35%
Less Average Cost of Funds (5)	(2.04)	(3.30)	(3.19)	(2.97)	(3.16)	(3.86)	(3.91)	—	(3.05)
Net Interest Rate Spread	(0.01)%	6.59%	1.33%	3.37%	3.72%	1.98%	N/A	—%	2.30%

(1)   Includes $804.8 million of purchased credit impaired loans, $626.9 million of Non-QM loans, $162.7 million of Rehabilitation loans, $55.6 million of Single-family rental loans and $256.2 million of seasoned performing loans.  At June 30, 2018, the total fair value of these loans is estimated to be approximately $2.0 billion.

(2)   Includes cash and cash equivalents and restricted cash, other assets and other liabilities.

(3)   Represents the sum of borrowings under repurchase agreements, securitized debt and payable for unsettled purchases as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes the obligation to return securities obtained as collateral of $253.7 million and Senior Notes.

(4)   Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At June 30, 2018, the amortized cost of our interest earning assets were as follows: Agency MBS - $2.4 billion; Legacy Non-Agency MBS - $1.8 billion; RPL/NPL MBS - $907.5 million; Credit Risk Transfer securities - $528.7 million; and Residential Whole Loans at carrying value - $1.9 billion. In addition, the yield for residential whole loans at carrying value was 5.60% net of 24 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)   Average cost of funds includes interest on repurchase agreements, the cost of swaps, Senior Notes and securitized debt.  Agency cost of funds includes 28 basis points and Legacy Non-Agency cost of funds includes 31 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At June 30, 2018, MFA’s $4.7 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$1,276	6	21.2%	$1,539	5	16.2%	$2,815	5	18.4%
2-5 years	147	45	13.2	—	—	—	147	45	13.2
> 5 years	10	84	11.5	—	—	—	10	84	11.5
ARM-MBS Total	$1,433	11	20.3%	$1,539	5	16.2%	$2,972	8	18.1%
15-year fixed (6)	$929		10.4%	$2		4.0%	$931		10.3%
30-year fixed (6)	—		—	758		15.2	758		15.2
40-year fixed (6)	—		—	36		14.2	36		14.2
Fixed-Rate Total	$929		10.4%	$796		15.1%	$1,725		12.6%
MBS Total	$2,362		16.2%	$2,335		15.8%	$4,697		16.0%

(1)   Excludes $907.9 million of RPL/NPL MBS.

(2)   Does not include principal payments receivable of $1.2 million.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)   Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, August 2, 2018, at 10:00 a.m. (Eastern Time) to discuss its second quarter 2018 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and an increase of which could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; risks associated with our investments in MSR related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	June 30, 2018	December 31, 2017
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($2,286,409 and $2,727,510 pledged as collateral, respectively)	$2,362,897	$2,824,681
Non-Agency MBS, at fair value ($2,447,432 and $2,379,523 pledged as collateral, respectively)	3,242,967	3,533,966
CRT securities, at fair value ($516,486 and $595,900 pledged as collateral, respectively)	571,955	664,403
Mortgage servicing rights (“MSR”) related assets ($381,390 and $482,158 pledged as collateral, respectively)	381,390	492,080
Residential whole loans, at carrying value ($396,856 and $448,689 pledged as collateral, respectively) (1)	1,906,242	908,516
Residential whole loans, at fair value ($952,335 and $996,226 pledged as collateral, respectively) (1)	1,502,986	1,325,115
Cash and cash equivalents	54,880	449,757
Restricted cash	3,298	13,307
Other assets	618,148	742,909
Total Assets	$10,644,763	$10,954,734

Liabilities:
Repurchase agreements	$5,892,228	$6,614,701
Payable for unsettled MBS and residential whole loans purchases	567,915	—
Other liabilities	978,007	1,078,397
Total Liabilities	$7,438,150	$7,693,098

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 398,533 and 397,831 shares issued and outstanding, respectively	3,985	3,978
Additional paid-in capital, in excess of par	3,230,055	3,227,304
Accumulated deficit	(592,218)	(578,950)
Accumulated other comprehensive income	564,711	609,224
Total Stockholders’ Equity	$3,206,613	$3,261,636
Total Liabilities and Stockholders’ Equity	$10,644,763	$10,954,734

(1)   Includes approximately $199.8 million and $183.2 million of Residential whole loans, at carrying value and $476.2 million and $289.3 million of Residential whole loans, at fair value transferred to consolidated VIEs at June 30, 2018 and December 31, 2017, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Amounts)	2018	2017	2018	2017
	(Unaudited)
Interest Income:
Agency MBS	$13,170	$16,587	$28,463	$34,481
Non-Agency MBS	55,043	70,269	111,145	149,477
CRT securities	8,695	7,846	18,191	14,222
MSR related assets	6,219	5,905	13,842	10,639
Residential whole loans held at carrying value	17,935	8,503	32,264	17,193
Cash and cash equivalent investments	685	1,047	1,594	1,402
Interest Income	$101,747	$110,157	$205,499	$227,414

Interest Expense:
Repurchase agreements and other advances	$46,234	$46,802	$91,951	$95,141
Other interest expense	5,576	2,220	10,413	4,230
Interest Expense	$51,810	$49,022	$102,364	$99,371

Net Interest Income	$49,937	$61,135	$103,135	$128,043

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$—	$—	$(63)
Portion of loss reclassed from other comprehensive income	—	(618)	—	(969)
Net Impairment Losses Recognized in Earnings	$—	$(618)	$—	$(1,032)

Other Income, net:
Net gain on residential whole loans held at fair value	$32,443	$16,208	$70,941	$29,981
Net gain on sales of investment securities	7,429	5,889	16,246	15,597
Other, net	1,134	14,847	1,479	19,359
Other Income, net	$41,006	$36,944	$88,666	$64,937

Operating and Other Expense:
Compensation and benefits	$7,038	$7,573	$13,786	$15,366
Other general and administrative expense	5,582	5,754	9,414	9,979
Loan servicing and other related operating expenses	7,928	4,199	14,811	8,608
Operating and Other Expense	$20,548	$17,526	$38,011	$33,953

Net Income	$70,395	$79,935	$153,790	$157,995
Less Preferred Stock Dividends	3,750	3,750	7,500	7,500
Net Income Available to Common Stock and Participating Securities	$66,645	$76,185	$146,290	$150,495

Earnings per Common Share - Basic and Diluted	$0.17	$0.20	$0.36	$0.39

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.40	$0.40